Exhibit 23.1.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1, Pre-Effective Amendment No. 1, for Tibet Pharmaceuticals, Inc. of our report dated July 19, 2010, relating to the consolidated balance sheets of Tibet Pharmaceuticals, Inc. (formerly named Shangri-La Tibetan Pharmaceuticals, Inc.) for the years ended December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2009 and 2008, and to the reference to our firm under the heading “Expert” in the prospectus.

/s/ Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

Certified Public Accountants

New York, N.Y.

July 19, 2010